EXHIBIT 99.1

PROS Holdings, Inc. Announces Pricing of
Private Offering of $150 Million of Convertible Senior Notes due 2027

HOUSTON, September 11, 2020 – PROS Holdings, Inc. (NYSE: PRO) (the “Company”) today announced the pricing of its previously announced private offering of $150.0 million aggregate principal amount of convertible senior notes due 2027 (the “Convertible Notes”). The Convertible Notes are being offered in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”).

The Convertible Notes will be unsecured, unsubordinated obligations of the Company and will pay interest semiannually at an annual rate of 2.250% and will be convertible into cash, shares of the Company’s common stock or a combination of cash and shares of the Company’s common stock, at the Company’s election, based on the applicable conversion rate at such time. The Convertible Notes have an initial conversion rate of 23.9137 shares of the Company’s common stock per $1,000 principal amount of Convertible Notes (which is equivalent to an initial conversion price of approximately $41.82 per share of the Company’s common stock), representing an initial conversion premium of approximately 32.5% above the closing price of $31.56 per share of the Company’s common stock on September 10, 2020. The conversion rate is subject to adjustment in certain circumstances, including in connection with specified fundamental changes. Holders of the Convertible Notes will have the right to require the Company to repurchase all or a portion of their notes upon the occurrence of a fundamental change (as defined in the indenture governing the Convertible Notes) at a purchase price of 100% of their principal amount plus any accrued and unpaid interest. The Convertible Notes will mature on September 15, 2027, unless converted, redeemed or repurchased in accordance with their terms prior to such date. Prior to June 15, 2027, the Convertible Notes will be convertible only upon the satisfaction of certain conditions and during certain periods, and thereafter, at any time prior to the close of business on the second scheduled trading day immediately preceding the maturity date regardless of these conditions. The Company expects to close the offering on or about September 15, 2020, subject to the satisfaction of various customary closing conditions.

In connection with the offering, the Company entered into privately negotiated capped call transactions with certain option counterparties. The capped call transactions cover, subject to anti-dilution adjustments, the number of shares of common stock underlying the Convertible Notes sold in the offering. The capped call transactions are generally expected to reduce potential dilution to the Company’s common stock upon conversion of the Convertible Notes and/or offset any cash payments the Company is required to make in excess of the principal amount of converted notes, as the case may be.

The Company estimates that it will receive net proceeds from the offering of approximately $145.9 million, after deducting the initial purchasers’ discount and estimated offering expenses. The Company intends to use $25.3 million of the net proceeds of the offering to pay the cost of the capped call transactions. The Company intends to use the remainder of the net proceeds from the offering for general corporate purposes, including working capital, capital expenditures, potential acquisitions and strategic transactions.

This press release is neither an offer to sell nor a solicitation of an offer to buy the Convertible Notes or the shares of common stock issuable upon conversion of the Convertible Notes, if any, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

The Convertible Notes and the shares of common stock issuable upon conversion of the Convertible Notes, if any, have not been registered under the Securities Act, or the securities laws of any other jurisdiction, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Forward-looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the planned offering, business strategies, market potential, future financial and operational performance and other matters. Words such as “anticipates,” “estimates,” “expects,” “projects,” “forecasts,” “intends,” “plans,” “will,” “believes” and words and terms of similar substance used in connection with any discussion of future operating or financial performance identify forward-looking statements. These forward-looking statements are based on management’s current expectations and beliefs about future events and are inherently susceptible to uncertainty and changes in circumstances. Except as required by law, the Company is under no obligation to, and expressly disclaim any

EXHIBIT 99.1
obligation to, update or alter any forward-looking statements whether as a result of such changes, new information, subsequent events or otherwise. With respect to the planned offering, such uncertainties and circumstances include whether the Company will consummate the offering on the anticipated terms of the notes, if at all, and the use of the net proceeds from the offering; and whether the capped call transactions will become effective. Various factors could also adversely affect the Company’s operations, business or financial results in the future and cause the Company’s actual results to differ materially from those contained in the forward-looking statements, including those factors discussed in detail in the “Risk Factors” sections contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 (the “Annual Report”) and Quarterly Reports on Form 10-Q for the three month period ended March 31, 2020 and the three and six month periods ended June 30, 2020 (the “Quarterly Reports”), filed with the Securities and Exchange Commission. In addition, the Company operates in a highly competitive, rapidly changing and technology-driven industry. This industry is affected by government regulation, economic, strategic, political and social conditions, technological developments and, particularly in view of new technologies, the continued ability to protect intellectual property rights. The Company’s actual results could differ materially from management’s expectations because of changes in such factors. Achieving the Company’s business and financial objectives, including improved financial results and maintenance of a strong balance sheet and liquidity position, could be adversely affected by the factors discussed or referenced under the “Risk Factors” sections contained in the Annual Report and Quarterly Reports as well as, among other things: (1) changes in the Company’s plans, strategies and initiatives; (2) the impacts of the global COVID-19 pandemic on the Company’s business, customers, partners, employees, markets, financial results and condition; (3) stock price volatility; (4) future borrowing and restrictive covenants under the revolving credit facility; (5) the impact of acquisitions, dispositions and other similar transactions; (6) the Company’s ability to attract and retain key employees; and (7) the Company’s ability to attract and retain new and existing customers to its solutions.

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Investor Contact:
PROS Investor Relations
Shannon Tatz
713-335-5932
ir@pros.com

Media Contact:
Amanda Parrish
832-924-4731
aparrish@pros.com

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